Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Q4 NET SALES, GROSS MARGIN, EPS AND CASH FROM OPERATIONS ALL EXCEED OUTLOOK

2024 OUTLOOK: 4 to 5% NET SALES GROWTH, 7 to 9% EPS GROWTH

ANNOUNCES 4% DIVIDEND INCREASE

2023 Fourth Quarter Results	2023 Full Year Results
• Net Sales growth +6.4%: Domestic +6.4%, Int’l +11.9%, SPD -9.2%	• Net Sales growth +9.2%; Organic Sales +5.3%¹
• Organic sales +5.3%: Domestic +5.7%, Int’l +9.0%, SPD -9.2%[1] • Gross Margin +260 bps • Reported EPS $0.62, Adjusted EPS $0.65, +4.8%¹	• Gross Margin +220 bps • Reported EPS $3.05, Adjusted EPS $3.17, +6.7%¹ • Cash from operations $1.03 billion

EWING, NJ, February 2, 2024 – Church & Dwight Co., Inc. (NYSE: CHD) today announced full year net sales increased 9.2% to $5,867.9 million, ahead of the Company’s outlook of 9%. Organic sales increased 5.3% due to positive pricing of 4.4% and higher volume of 0.9%.1 Organic sales of consumer products increased 6.2%.

Full year EPS was $3.05, an increase of 81.5% compared to 2022 reported EPS. Full year 2023 Adjusted EPS was $3.17, an increase of 6.7% compared to 2022 Adjusted EPS.1 Full year Adjusted EPS exceeded the Company’s outlook of $3.15, driven by higher sales, higher gross margin and a lower tax rate, partially offset by higher SG&A.

Q4 net sales were $1,528.0 million, a $92.0 million or 6.4% increase compared to net sales in Q4 2022. This exceeded the Company’s outlook of 5% growth. Organic sales increased 5.3%¹, exceeding the Company’s outlook of 4%, driven by 4.0% positive price and product mix and 1.3% higher volume. Reported EPS for Q4 was $0.62. Adjusted EPS in Q4 was $0.65 compared to $0.62 Adjusted EPS in Q4 2022.

Matthew Farrell, Chief Executive Officer, commented, “Our full year 2023 results illustrate the strength of our brands, innovative new products, and our focus on execution. We are exiting the year with strong momentum after posting two consecutive quarters of year-over-year volume growth. We expect volume to continue to drive growth into 2024. Our domestic brands grew consumption in 10 of 17 categories in 2023. We grew share on brands representing 60% of our sales. Global online sales accounted for 20% of total consumer sales in 2023, an increase of 26% compared to 2022.

“Our recent acquisitions, THERABREATH™ mouthwash and HERO™, the maker of MIGHTY PATCH™ acne care products, both experienced high consumption growth and grew market share throughout 2023. We expect these brands to deliver strong growth in 2024.

“Organic revenue growth for the Domestic Division grew 5.7% in 2023 driven by growth across much of the portfolio. Organic revenue growth for the International Division grew 8.5% in 2023, driven by broad-based growth in our country subsidiaries and our Global Markets Group. The International Division will continue to be a growth engine for the Company in 2024. Our Specialty Products Division declined 7.9% in 2023, largely due to declining sales of our MEGALAC dairy supplement within our Animal Nutrition business. We will be exiting this part of the Animal Nutrition business during Q1 2024.

“We were especially pleased by the strong gross margin expansion that we saw in 2023 with productivity, pricing, volume, and strong contributions from higher margin acquisitions more than offsetting inflation.

“Finally, strong sales and margin expansion along with efficient working capital management were all key drivers of our strong cash flow generation in 2023, achieving over $1 billion in cash from operations for the first time.

Fourth Quarter Review

Consumer Domestic net sales were $1,193.0 million, a $72.2 million or 6.4% increase driven by both household and personal care sales growth. Organic sales increased 5.7% due to price and product mix (+4.2%) and volume (+1.5%). This is the second consecutive quarter of volume growth, despite the impact of ceasing sub-optimal laundry promotions. Growth was led by HERO acne treatments, THERABREATH mouthwash, ARM & HAMMER™ Cat Litter, ARM & HAMMER™ baking soda and ARM & HAMMER™ unit dose laundry detergent.

Consumer International net sales were $258.8 million, a $27.5 million or 11.9% increase. Foreign currency exchange rates impacted sales favorably by (+2.7%). Organic sales increased 9.0% due to a combination of higher price and product mix (+5.1%) and higher volume (+3.9%). This is the fourth consecutive quarter of volume growth. Q4 organic sales were primarily driven by STERIMAR™, THERABREATH, ARM & HAMMER baking soda and HERO.

Specialty Products net sales were $76.2 million, a $7.7 million or a 9.2% decrease. Organic sales decreased 9.2% primarily due to lower volume (9.0%) driven by the dairy business, particularly MEGALAC which continues to be impacted by low-priced imports.

Gross margin increased 260 basis points to 44.6% due to improved pricing, volume, productivity, and the impact of the HERO acquisition, partially offset by higher manufacturing costs.

Marketing expense was $219.0 million, which was $29.3 million higher than prior year. Marketing expense as a percentage of net sales increased 110 basis points to 14.3%.

Selling, general, and administrative expense (SG&A) was $246.2 million, including $7.3 million of charges related to restricted stock that was issued for the HERO acquisition. Adjusted SG&A was $238.9 million or 15.6% of net sales, a 210 basis points increase, primarily due to higher incentive compensation from improved business performance, investment spending for future growth and minor asset write-offs related to our Specialty Products division.

Income from Operations was $216.1 million. Adjusted Income from Operations was $223.4 million, an increase of 2.2% inclusive of higher marketing and SG&A.

Other Expense was $20.9 million, a decrease of $4.6 million primarily due to higher interest income.

The effective tax rate decreased to 21.3% compared to 26.4% in Q4 2022. On an adjusted basis the tax rate was 20.5% compared to a rate of 21.3% in Q4 2022. The reported tax rate of 26.4% in Q4 2022 was unusually high due to the impact of the FLAWLESS™ intangible asset impairment charge.

Operating Cash Flow

For the full year 2023, cash from operations was $1,030.6 million, an increase of $145.4 million due to higher cash earnings and improvements in working capital. Capital expenditures for the full year were $223.5 million, a $44.7 million increase from the prior year as we invested in capacity expansion projects.

At December 31, 2023, cash on hand was $344.5 million, while total debt was $2.4 billion.

4% Dividend Increase and Share Repurchase

Consistent with the Company’s capital allocation strategy, the Company’s Board of Directors declared a 4% increase in the quarterly dividend from $0.2725 to $0.28375 per share, equivalent to an annual dividend of $1.135 per share. This raises the annual dividend payout from $267 million to approximately $276 million. The quarterly dividend will be payable March 1st, 2024, to stockholders of record at the close of business on February 15th, 2024. This is the 28th consecutive year in which the Company has increased the dividend. The Company has paid a consecutive quarterly dividend for 123 years.

In Q4, the Company spent $300 million to repurchase 3.3 million shares of common stock. Currently, the Company has approximately 246 million weighted average shares outstanding.

Mr. Farrell commented, “Our dividend increase and share repurchases reflect the Company’s desire for stockholders to benefit from our strong cash generation and reflects our confidence in continuing our strong performance. 2024 should be another year of strong cash flow. Our robust cash flow enables us to return cash to our stockholders while maintaining significant financial flexibility to aggressively pursue acquisitions and invest in our business.”

2024 New Products

Mr. Farrell commented, “Product innovation continues to be a big driver of our success and we are excited about our new product launches. In 2024, we expect new product launches to drive a significant increase in net sales as we lead with innovation in a number of key categories.

ARM & HAMMER™ Laundry is launching Deep Clean™ Liquid and Deep Clean Unit Dose Laundry Detergent. Arm & Hammer Deep Clean will be our most premium Arm & Hammer laundry detergent, entering the mid-tier of the category using pH Power Technology to penetrate deep into fibers where dirt, odor, and stains linger, delivering a superior clean at a price consumers can afford.

ARM & HAMMER™ launched Power Sheets™Laundry Detergent online in August 2023. This innovative laundry solution is effective, convenient, and eliminates plastic bottle waste. ARM & HAMMER™ is the first major brand to offer a detergent sheet in the U.S. and became the #2 detergent sheet on Amazon within 4 weeks of launch. It was the #1 top seller in the laundry category on Amazon Prime Day. Due to its online success, Power Sheets ™ will be available in select brick & mortar retailers in early 2024.

ARM & HAMMER™ Hardball™ Clumping Litter is being expanded nationally in early 2024, after successful in-market testing in 2023. This transformational plant-based substrate is lightweight and creates virtually indestructible clumps for no-mess scooping. We expect this new litter to help ARM & HAMMER capture a greater share of the lightweight litter category.

THERABREATH™, the #1 alcohol-free mouthwash brand, is entering the antiseptic segment of the category with the launch of TheraBreath™ Deep Clean Oral Rinse. Antiseptic mouthwashes account for 30% of the category. This product is formulated to kill 99.9% of germs that cause bad breath, plaque & gingivitis without the burn.

BATISTE™, the leader in dry shampoo, is meeting consumers’ desire for longer-lasting results with new BATISTE Sweat Activated and BATISTE Touch Activated dry shampoos. These breakthrough products are formulated with advanced technology and release a burst of fragrance whenever you sweat or touch your hair. Both new products deliver up to 24 hours of freshness.

HERO™ continues to drive the majority of growth in the acne category as the #1 patch brand in the U.S. In 2024, Hero will continue to launch innovative solutions in patches combined with new launches, such as Dissolve Away Daily Cleansing Balm, that will broaden our offerings of gentle and effective solutions for acne-prone skin.

Outlook for 2024

Mr. Farrell stated, “We exited 2023 with strong consumption growth across the majority of our categories. We are confident about 2024 and remain focused on offering high quality products to consumers at the right value.

“We are evolving our long-term Evergreen business model in 2024. The last revision was in 2018. Our new annual Evergreen model reflects our expectation of faster topline growth, greater margin expansion, and a higher cadence of growth investment, specifically in ecommerce and international. The revised evergreen model calls for 4% organic net sales growth (previously 3%), 25 to 50 basis points of gross margin expansion (previously 25 bps), marketing as a percentage of sales continues to approximate 11% (no change), and SG&A leverage of 0-25 bps (previously 25 bps) reflecting investments which will help sustain accelerated growth for years to come. We are maintaining our 8% industry leading annual EPS growth target.

In 2024 we expect full year reported and organic sales growth to be approximately 4-5%.¹ The organic sales outlook excludes Megalac from both years and the impact from foreign currency. We expect full year reported gross margin to expand approximately 50 to 75 basis points versus 2023. We expect an increase in manufacturing costs primarily due to capacity related investments, third party manufacturing cost increases, and moderate commodity inflation. We expect to more than offset our cost increases through carryover product pricing, mix, higher volume and productivity. We expect marketing as a percentage of sales to be approximately 11% and we expect to leverage SG&A while making investments in our International and ecommerce infrastructure.

“Our Adjusted EPS expectation for 2024 is 7-9% growth (mid-point $3.42 Adjusted EPS), inclusive of a 1% EPS drag related to exiting the MEGALAC business. Excluding the MEGALAC impact, Adjusted EPS growth expectation is 8-10%. Our tax rate is expected to increase 170 bps to approximately 23%. The higher tax rate represents a 2% drag to Adjusted EPS. This outlook reflects strong operating fundamentals including organic sales growth, volume growth, margin expansion and operating income growth.

“Other expense for 2024 is expected to be approximately $85 million, compared to $90 million in 2023.

“Cash flow from operations is expected to be approximately $1.0 billion. We expect 2024 capital expenditures of approximately $180 million as we complete the major capacity investments that were initiated in 2023. We expect capital spending to return to historical levels (2% of sales) in 2025. We will pursue accretive acquisitions that meet our strict criteria, with an emphasis on fast-moving consumable products, similar to our last 3 acquisitions (ZICAM, THERABREATH, and HERO).

“In past years, we have highlighted and discussed 14 power brands within our portfolio. In the future, we will focus our communication on seven brands that we expect to be the key drivers of growth. These brands, which today represent 70% of our sales and profits, primarily compete in larger categories and have the potential for global expansion. The seven brands are ARM & HAMMER™, OXICLEAN™, BATISTE™, VITAFUSION™, WATERPIK™, THERABREATH™ and HERO™.

“For Q1, we expect reported and organic sales growth of approximately 4%¹, gross margin expansion and higher marketing spending (+100 basis points) to support our strong innovation pipeline. As a result of the shift in marketing spend to Q1, we expect Adjusted EPS of $0.85 per share, flat versus last year’s adjusted Q1 EPS.” ¹

¹ Organic Sales, Adjusted SG&A, Adjusted Income from Operations, Adjusted Tax Rate and Adjusted EPS are non-GAAP measures. See Non-GAAP reconciliations included at the end of this release.

Church & Dwight Co., Inc. (NYSE: CHD) will host a webcast to discuss fourth quarter and year end 2023 results on February 2, 2024, at 12:00 p.m. (ET). The presentation will broadcast online at investor.churchdwight.com/investors/news-events. Click on Church & Dwight Co., Inc. 2024 Analyst Day to register for the webcast.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH® and HERO®. For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER brand introduced the first nationally distributed,phosphate-free detergent. That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day. In 2023, our continued progress earned continued public recognition, including the Newsweek Magazine’s Americas Most Responsible and America’s Greenest Companies lists, the EPA’s Green Power Partnership-Top 100 list, the 2023 Wall Street Journal Management Top 250 List, the 2022/2023 Forbes Magazine: Americas Best Midsize Employer Award and the FTSE4Good Index Series, amongst others.

For more information, see the Church & Dwight 2022 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade, marketing, and SG&A spending; recessionary conditions; interest rates; inflation; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including contributions to recessionary conditions), resulting from global, nationwide or local or regional outbreaks or increases in infections, new variants, and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of new legislation such as the U.S. CARES Act, the EU Medical Device Regulation, new cosmetic and device regulations in Mexico, and the U.S. Modernization of Cosmetic Regulation Act; the impact on the global economy of the Russia/Ukraine war and increased conflict in the Middle East, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war, increased conflict in the Middle East or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates; foreign currency exchange rate fluctuations; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In millions, except per share data)	2023	2022	2023	2022
Net Sales	$1,528.0	$1,436.0	$5,867.9	$5,375.6
Cost of sales	846.7	833.5	3,279.4	3,125.6
Gross Profit	681.3	602.5	2,588.5	2,250.0
Marketing expenses	219.0	189.7	641.3	535.2
Selling, general and administrative expenses	246.2	611.2	889.8	1,117.0
Income from Operations	216.1	(198.4)	1,057.4	597.8
Equity in earnings of affiliates	0.6	2.3	8.7	12.3
Other income (expense), net	(21.5)	(27.8)	(98.7)	(86.8)
Income before Income Taxes	195.2	(223.9)	967.4	523.3
Income taxes	41.5	(59.2)	211.8	109.4
Net Income	$153.7	$(164.7)	$755.6	$413.9
Net Income per share - Basic	$0.63	$(0.68)	$3.09	$1.70
Net Income per share - Diluted	$0.62	$(0.67)	$3.05	$1.68
Dividends per share	$0.27	$0.26	$1.09	$1.05
Weighted average shares outstanding - Basic	244.6	243.6	244.9	242.9
Weighted average shares outstanding - Diluted	247.0	246.1	247.6	246.3

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2023	Dec. 31, 2022
Assets
Current Assets
Cash and Cash Equivalents	$344.5	$270.3
Accounts Receivable	526.9	422.0
Inventories	613.3	646.6
Other Current Assets	45.0	57.0
Total Current Assets	1,529.7	1,395.9
Property, Plant and Equipment (Net)	927.7	761.1
Equity Investment in Affiliates	12.0	12.7
Trade Names and Other Intangibles	3,302.3	3,431.6
Goodwill	2,431.5	2,426.8
Other Long-Term Assets	366.0	317.5
Total Assets	$8,569.2	$8,345.6
Liabilities and Stockholders’ Equity
Short-Term Debt	$3.9	$74.0
Current portion of Long-Term debt	199.9	0.0
Other Current Liabilities	1,218.2	1,109.8
Total Current Liabilities	1,422.0	1,183.8
Long-Term Debt	2,202.2	2,599.5
Other Long-Term Liabilities	1,089.6	1,072.4
Stockholders’ Equity	3,855.4	3,489.9
Total Liabilities and Stockholders’ Equity	$8,569.2	$8,345.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
	December 31,	December 31,
(Dollars in millions)	2023	2022

Net Income	$755.6	$413.9

Depreciation and amortization	225.2	219.0
Deferred income taxes	(13.8)	(117.7)
Flawless impairment	0.0	411.0
Non-cash compensation	63.6	32.3
Other	9.3	(4.4)
Subtotal	1,039.9	954.1

Changes in assets and liabilities:
Accounts receivable	(97.4)	(5.3)
Inventories	38.5	(92.8)
Other current assets	10.4	2.5
Accounts payable and accrued expenses	55.2	39.9
Income taxes payable	(1.8)	14.4
Other	(14.2)	(27.6)
Net cash from operating activities	1,030.6	885.2

Capital expenditures	(223.5)	(178.8)
Acquisition	0.0	(546.8)
Other	(10.8)	(3.0)
Net cash (used in) investing activities	(234.3)	(728.6)

Net change in long-term debt	(200.0)	298.8
Net change in short-term debt	(70.6)	(178.9)
Payment of cash dividends	(266.5)	(255.0)
Proceeds from stock option exercises	111.7	26.2
Purchase of treasury stock	(300.1)	0.0
Deferred financing and other	(0.1)	(12.0)
Net cash (used in) financing activities	(725.6)	(120.9)

F/X impact on cash	3.5	(6.0)

Net change in cash and cash equivalents	$74.2	$29.7

2023 and 2022 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2023	12/31/2022	Change
Household Products	$627.1	$586.4	6.9%
Personal Care Products	565.9	534.4	5.9%
Consumer Domestic	$1,193.0	$1,120.8	6.4%
Consumer International	258.8	231.3	11.9%
Total Consumer Net Sales	$1,451.8	$1,352.1	7.4%
Specialty Products Division	76.2	83.9	-9.2%
Total Net Sales	$1,528.0	$1,436.0	6.4%

	Twelve Months Ended		Percent
	12/31/2023	12/31/2022	Change
Household Products	$2,484.1	$2,272.0	9.3%
Personal Care Products	2,087.1	1,859.0	12.3%
Consumer Domestic	$4,571.2	$4,131.0	10.7%
Consumer International	975.7	896.1	8.9%
Total Consumer Net Sales	$5,546.9	$5,027.1	10.3%
Specialty Products Division	321.0	348.5	-7.9%
Total Net Sales	$5,867.9	$5,375.6	9.2%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.

We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

Adjusted Effective Tax Rate:

This press release also presents an adjusted effective tax rate, namely, the effective tax rate calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our effective tax rate.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 12/31/2023

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	6.4%	7.4%	6.4%	11.9%	-9.2%
Less:
Acquisitions	0.7%	0.7%	0.7%	0.2%	0.0%
Add:
FX / Other	-0.4%	-0.5%	0.0%	-2.7%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	5.3%	6.2%	5.7%	9.0%	-9.2%

	Twelve Months Ended 12/31/2023

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	9.2%	10.3%	10.7%	8.9%	-7.9%
Less:
Acquisitions	3.9%	4.1%	5.0%	0.3%	0.0%
Add:
FX / Other	0.0%	0.0%	0.0%	-0.1%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	5.3%	6.2%	5.7%	8.5%	-7.9%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended December 31, 2023		For the quarter ended December 31, 2022		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$246.2	16.1%	$611.2	42.6%	-2650	bps
Flawless Impairment	$-	0.0%	(411.0)	-28.6%	2860	bps
Hero Restricted Stock	$(7.3)	-0.5%	(6.0)	-0.5%	0	bps
SG&A - Adjusted (non-GAAP)	$238.9	15.6%	$194.2	13.5%	210	bps

	For the quarter ended December 31, 2023		For the quarter ended December 31, 2022		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$216.1	14.2%	$(198.4)	-13.8%	-208.9%
Flawless Impairment	$-	0.0%	411.0	28.6%
Hero Restricted Stock	$7.3	0.5%	6.0	0.5%
Income From Operations - Adjusted (non-GAAP)	$223.4	14.7%	$218.6	15.3%	2.2%

	For the quarter ended December 31, 2023		For the quarter ended December 31, 2022		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.62		$(0.67)		-192.5%
Flawless Impairment	$-		1.26
Hero Restricted Stock	$0.03		0.03
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.65		$0.62		4.8%

	For the year ended December 31, 2023		For the year ended December 31, 2022		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$3.05		$1.68		81.5%
Flawless Impairment	$-		$1.26
Hero Restricted Stock	$0.12		$0.03
Diluted Earnings Per Share - Adjusted (non-GAAP)	$3.17		$2.97		6.7%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	March 31, 2024	December 31, 2024
Reported Sales Growth	4.0%	4.5%
Megalac / Exit of Business	0.5%	0.5%
FX / Other	-0.5%	-0.5%

Organic Sales Growth	4.0%	4.5%